UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K /A

Amendment No. 1

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 29, 2008

Commission File Number: 000- 49768

ASIA INTERACTIVE MEDIA INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	43-195-4778
(state or other jurisdiction of incorporation or organization)	(I.R.S. Employer I.D. No.)

Level 30, Bank of China Tower, 1 Garden Road, Central Hong Kong

(Address of principal executive offices)

011-852-9836-2643

 Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

EXPLANATORY NOTE: THE 8-K IS BEING FILED IN ITS ENTIRETY FOR CONVENIENCE AND EASE OF REFERENCE, BUT THE ONLY AMENDMENTS TO THIS FILING ARE TO CORRECT THE EFFECTIVE DATES OF RESIGNATION IN ITEM 5.02.

Item 5.01 Changes in Control of Registrant

On September 29, 2008, Asia Interactive Media Inc. (“the Company”) paid to CIBT Education Group the outstanding balance on the convertible promissory note dated February 9, 2007, being the $150,000 loan principal and all accrued interest.

On February 9, 2007, the Company entered into a convertible promissory note with CIBT Education Group Inc.  Prior to the repayment of the promissory note, CIBT Education Group had the right to convert all or a portion of the $150,000 loan principle into common shares of the Company at a price of $0.01 per share, which would have given CIBT Education Group up to 15,000,000 shares of the Company.  If CIBT Education Group exercised this right, the 15,000,000 shares would have accounted for 69% of the outstanding common shares of the Company as of September 29, 2008.

CIBT Education Group no longer has a beneficial interest in any securities of the Company.

Item 5.02 Departure of Directors; Election of Director

On September 29, 2008, the Company appointed Ken Ng as a director of the Company.  Ken Ng has been the Company’s President, Chief Executive Office, Chief Financial Officer, Principle Accounting Officer, Secretary and Treasurer since July 23, 2007.  There were no arrangements or understandings pursuant to which Ken Ng was appointed as a director, and there are no related party transactions between the Company and Ken Ng reportable under Item 404(a) of Regulation S-K.

On September 29, 2008, the Company received resignation letters from Toby Chu, Tim Leong, and Allen Chu as directors of the Company effective immediately . The resignations are not as a result of any disagreements with the Company or any of the Company’s operations, policies or practices.

Also on September 29, 2008, the Company received a resignation letter from Wayne Lio as Chief Operating Officer of the Company effective immediately .  The resignation is not a result of any disagreements with the Company or any of the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 24, 2008	Asia Interactive Media Inc.

	By:	/s/ Ken Ng
Ken Ng
Director, President, Chief Executive Officer, Chief Financial Officer, Principle Accounting Officer, Secretary, Treasurer